Exhibit 5.1

RELIANT ENERGY PLAZA 1000 Main Street, 36th Floor Houston, Texas 77002 Telephone {713} 226-6000 Telecopier {713} 228-1331 porterhedges.com
November 2, 2007
Synthesis Energy Systems, Inc.
6330 West Loop South, Suite 300
Houston, Texas 77401

Re:	Synthesis Energy Systems, Inc. Registration Statement on Form SB-2 filed pursuant to Rule 462(b)
Ladies and Gentlemen:
     We have acted as counsel to Synthesis Energy Systems, Inc., a Delaware corporation (the “Company”), in connection with the preparation of a registration statement on Form SB-2 (the “462(b) Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 462(b) promulgated under the Securities Act of 1933, as amended (the “Act”). The 462(b) Registration Statement relates to the offering and sale by the Company of up to 1,097,500 additional shares (the “Additional Company Shares”) of the Company’s common stock, par value $0.01 per share (“Common Stock”) pursuant to the terms of a placement agent agreement entered into by and between the Company and CRT Capital Group LLC. The 462(b) Registration Statement to be used for the offer and sale of the Additional Company Shares is filed with the Commission in connection with the offering described in the Registration Statement on Form SB-2 (File No. 333-143817), as amended, which was initially filed with the Commission on June 15, 2007 and declared effective by the Commission on November 2, 2007.
     We have examined such corporate records, documents, instruments and certificates of the Company and have received such representations from the officers and directors of the Company and have reviewed such questions of law as we have deemed necessary, relevant or appropriate to enable us to render the opinion expressed herein. In such examination, we have assumed the genuineness of all signatures and the authenticity of all documents, instruments, records and certificates submitted to us as originals.
     Based upon the foregoing and subject to the assumptions, exceptions, qualifications and limitations set forth hereinafter, we are of the opinion that, when the 462(b) Registration Statement relating to the Additional Company Shares has become effective under the Act and the Additional Company Shares have been issued, sold and delivered as described in the 462(b) Registration Statement, the Additional Company Shares will be duly authorized, validly issued and fully paid and non-assessable.
     We consent to the use of this opinion as an Exhibit to the 462(b) Registration Statement and to the reference to our firm under the heading “Legal Matters” in the prospectus included in the 462(b) Registration Statement. In giving this consent, we do not admit that this Firm is in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours, /s/ PORTER & HEDGES, L.L.P. PORTER & HEDGES, L.L.P.